Exhibit 10.2

Exhibit A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS COVERING THIS NOTE OR THE COMPANY RECEIVES AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISTRIBUTION FOR VALUE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

OPTICAL SENSORS INCORPORATED

CONVERTIBLE PROMISSORY NOTE

$	, 2006
Minneapolis, Minnesota

Optical Sensors Incorporated, a Delaware corporation d/b/a väsamed (the “Company”), for value received, promises to pay to                     , or its permitted assigns (the “Holder”), the principal sum of              Dollars ($            ) plus simple interest at the rate of 10% per annum from the date of this Note until this Note is fully paid or converted pursuant to its terms. This Note is issued pursuant to the Note and Warrant Purchase Agreement dated January    , 2006 between the Company and the Holder (the “Agreement”) and is subject to the terms and conditions of the Agreement, which is hereby incorporated by reference.

This Note is one of a series of convertible promissory notes up to an aggregate amount of Four Million Five Hundred Thousand Dollars ($4,500,000) issued pursuant to Note and Warrant Purchase Agreements with the Company. This Note, along with the other convertible promissory notes, is secured by a lien on certain assets of the Company as set forth in the Security Agreement executed by the Company, the Holder and the other convertible promissory note holders.

This Note shall mature and the entire outstanding principal amount, together with all interest accrued under this Note, shall become due and payable on                         , 2007, the date that is eighteen (18) months from the date of this Note.

The Company waives demand, presentment, protest, notice of dishonor and any other form of notice that may be required to hold the Company liable hereunder.

This Note is subject to the following terms and conditions:

1. Payment. This Note may be prepaid in whole or in part at any time or from time to time, on ten (10) days’ prior written notice to the Holder, without premium or penalty.

2. Conversion.

2.1 Optional Conversion. The Holder shall have the right at any time, and from time to time, to convert all or any portion of principal balance of this Note into shares of the

Company’s Series C Preferred Stock, $.01 par value (“Series C Stock”) at a conversion price of $90.00 per share of Series C Stock. All accrued and unpaid interest on any principal so converted shall, at the Company’s option, be paid (i) in shares of Series C Stock at the time of conversion, or (ii) in cash in accordance with the interest provisions of the Note. Upon conversion, this Note must be surrendered and accompanied by a written conversion notice (hereinafter referred to as the “Conversion Notice”) delivered to the Company at its principal office during usual business hours.

2.2 Automatic Conversion. All outstanding principal and, at the Company’s election, accrued interest under the Note will automatically convert into shares of Series C Preferred stock at a conversion price of $90.00 per share of Series C Stock, upon (i) the closing of a private placement of equity securities in one or more transactions with gross proceeds to the Company of at least $5 million before deduction of agent’s commissions and expenses, or (ii) upon an acquisition of the Company or of all or substantially all of its assets. All accrued and unpaid interest on any principal so converted, at the Company’s option, shall be paid (i) in shares of Series C Stock at the time of conversion, or (ii) in cash in accordance with the interest provisions of the Note.

2.3 Conversion Securities. The securities issuable upon conversion of this Note pursuant to this Article 2 are referred to herein as the “Conversion Securities.”

2.4 Issuance of Series C Stock. The conversion of this Note will be deemed to have been made at the close of business on the date on which this Note has been surrendered for conversion with the Conversion Notice duly executed or automatically converted pursuant to Section 2.2 of this Note (the “Conversion Date”). As of the Conversion Date, the rights of the Holder as a noteholder with respect to that portion of this Note which is so converted will cease and the Holder will be treated for all purposes as having become the record holder or holders of the Conversion Securities as of such Conversion Date. No fractional shares of Conversion Securities will be issued upon the conversion of this Note, but, instead of any fraction of a share which would otherwise be issuable, the Company will deliver an amount of cash equal to such fraction multiplied by the $90.00 conversion price.

2.5 Covenants of Company. The Company covenants that all of the Conversion Securities will, upon issuance, be duly authorized and issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Company further covenants that during the period within which this Note may be converted, the Company will at all times have authorized, and reserved free of preemptive or other rights for the purpose of issue, such number of shares of Conversion Securities as shall then be issuable upon conversion of this Note as herein provided.

3. Consolidation, Merger, Sale or Conveyance

3.1 Generally. Nothing contained in this Note will prevent any consolidation or merger of the Company with or into any other corporation or corporations or successive consolidations or mergers in which the Company or its successor or successors is a party or parties, or will prevent any sale or conveyance of the property of the Company as an entirety or substantially as an entirety to any other corporation authorized to acquire and operate the same. However, the Company hereby covenants and agrees that any such consolidation, merger, sale or conveyance will be upon the condition that (a) immediately after such consolidation, merger, sale or conveyance the corporation (whether the Company or such other corporation) formed by or surviving any such consolidation or merger, or to which such sale or conveyance will have been made, will not be in default in the performance or observance of any of the terms, covenants and conditions of this Note to be kept or performed by the Company; and (b) the corporation (whether the Company or such other corporation) formed by or surviving any such consolidation or merger, or to which such sale or conveyance will have been made, will expressly assume the due and punctual payment of the principal of this Note, according to the terms of this Note, and the faithful performance and observance of all of the covenants, conditions, and requirements of this Note to be performed by the Company by a supplemental instrument executed and delivered to the Holder by such corporation.

3.2 Release; Liability of Successor Corporation. In case of any such consolidation, merger, sale or conveyance, and upon the assumption by any successor corporation pursuant to Section 3.1 above, such successor corporation will succeed to and be substituted for the Company, with the same effect as if it had been named in this Note in the Company’s place, and the Company (including any intervening successor to the Company which has become obligated under this Note) will be relieved of any further obligation under this Note. All of the covenants, stipulations, promises, and agreements contained in this Note by or on behalf of the Company will bind its successors and assigns, whether so expressed or not.

4. Default

4.1 Events of Default. An “Event of Default” will be deemed to occur upon the happening of any of the following: (a) the failure to pay when due any amount of principal payable hereunder, (b) the filing against the Company which is not dismissed within 60 days thereafter, or by the Company, of a petition in bankruptcy or for an arrangement or reorganization, (c) the making by the Company of a general assignment for the benefit of creditors, (d) the appointment of a receiver or trustee for the Company, (e) the institution of liquidation or dissolution or reorganization proceedings with respect to the Company, (f) the Company becoming unable or admitting in writing an inability to pay its debts generally as they become due, or (g) the occurrence of any breach by the Company of any representation, warranty or covenant of the Company under the Agreement, which is not cured within thirty (30) days of written notice from the Holder.

4.2 Rights on Default. If an Event of Default occurs and is continuing, the Holder may declare the principal of this Note, if not already due, to be due and payable immediately, by written notice to the Company; provided, however, that all amounts due under this Note shall be automatically due and payable, without any action of the Holder, upon an Event of Default pursuant to Sections 4.1(b) - 4.1(f) above. Upon any such declaration, such principal will become due and payable immediately, anything contained in this Note to the contrary notwithstanding.

4.3 Enforcement. If the principal of this Note becomes due and payable immediately, whether by declaration of the Holder or automatically, the Holder may proceed to protect and enforce its rights by an action at law, suit in equity, or other appropriate proceeding. The Company shall pay all costs and expenses of collection, including, without limitation, attorneys’ fees and disbursements in the event that any action, suit or proceeding shall be brought by the Holder hereof to collect this Note.

5 Miscellaneous.

5.2	Headings. The headings in this Note are inserted for convenience only and will not affect the meaning or interpretation of all or any part of this Note.

5.3	Governing Law. This Note will be deemed to be a contract made under the laws of the State of Minnesota, and for all purposes will be construed in accordance with the laws of the State of Minnesota.

5.4	Construction. Wherever possible, each provision of this Note will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

5.5	Amendments. This Note may not be and will not be deemed or construed to have been modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by the Company and the Holder.

5.6	Payment Date. In case the Maturity Date or the date fixed for prepayment of this Note is not a business day, then payment of principal to the Holder need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the Maturity Date or the date fixed for prepayment.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date set forth above.

OPTICAL SENSORS INCORPORATED

By
Paulita LaPlante
President and Chief Executive Officer

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